PART B

                                                                     Rule 497(b)
                                                      Registration No. 333-23331



                   RELATED STATEMENT OF ADDITIONAL INFORMATION

                              THE TOCQUEVILLE TRUST

                    THE TOCQUEVILLE INTERNATIONAL VALUE FUND

                                 April 13, 1997

         This Related Statement of Additional Information is not a prospectus, but should be read in conjunction with the Combined Prospectus/Proxy Statement of The Tocqueville Trust relating to The Tocqueville International Value Fund (the "International Value Fund") dated April 13, 1997, which may be obtained by writing The Tocqueville Trust, c/o Firstar Trust Company, 615 East Michigan Street, Milwaukee, Wisconsin 53202 or by calling 800-697-3863. Further information about the International Value Fund is contained in the Related Statement of Additional Information of the Fund dated February 28, 1997 and the audited financial statements of the Fund for the period ended October 31, 1996, which are both incorporated by reference herein. The audited financial statements of The Tocqueville Asia-Pacific Fund (the "Asia-Pacific Fund") for the period ended October 31, 1996 are also incorporated by reference herein.

         The pro forma combined statement of assets and liabilities reflects the financial position of International Value Fund at October 31, 1996 as though the Reorganization occurred as of that date. The pro forma combined statement of operations reflects the results of operations of the International Value Fund and Asia- Pacific Fund for the period ended October 31, 1996 as though the Reorganization occurred at the beginning of the period presented.


                                TABLE OF CONTENTS
                                                                           PAGE

Investment Policies and Risks...............................................  2
Investment Restrictions.....................................................  6
Management..................................................................  7
Investment Advisor and Investment Advisory Agreements......................   9
Distribution Plans.......................................................... 10
Administrative Services Agreement..........................................  10
Portfolio Transactions and Brokerage........................................ 11
Allocation of Investments................................................... 12
Computation of Net Asset Value.............................................. 12
Purchase and Redemption of Shares........................................... 12
Tax Matters................................................................. 12
Performance Calculation..................................................... 19
General Information......................................................... 20
Reports..................................................................... 21
Pro Forma Financial Statements............................................. A-1

      The Tocqueville Trust (the "Trust") is a Massachusetts business trust currently consisting of five separate funds (the "Fund" or the "Funds"). Each Fund is an open-end, diversified management investment company with a different investment objective. This Related Statement of Additional Information relates to The Tocqueville International Value Fund and The Tocqueville Asia-Pacific Fund. The Tocqueville International Value Fund's (the "International Fund")
investment objective is long-term capital appreciation consistent with preservation of capital primarily through investments in securities of non-U.S. issuers. The Tocqueville Asia- Pacific Fund's (the "Asia-Pacific Fund") investment objective is long-term capital appreciation consistent with preservation of capital primarily through investment in securities of issuers located in Asia and the Pacific Basin. In each Fund, there is minimal emphasis on current income. Much of the information contained in this Related Statement of Additional Information expands on subjects discussed in the Prospectus. Capitalized terms not defined herein are used as defined in the Prospectus/Proxy Statement.



                          INVESTMENT POLICIES AND RISKS


The following descriptions supplement the investment policies of each Fund set forth in the Prospectus/Proxy Statement/Proxy Statement. Each Fund's investments in the following securities and other financial instruments are subject to the investment policies and limitations described in the Prospectus/Proxy Statement and this Related Statement of Additional Information.

           1.  WRITING COVERED CALL OPTIONS ON SECURITIES AND STOCK INDICES

           Both the International Fund and the Asia-Pacific Fund may write covered call options on optionable securities or stock indices of the types in which they are permitted to invest from time to time as their Investment Advisor determines is appropriate in seeking to attain their objective. A call option written by a Fund give the holder the right to buy the underlying securities or index from the Fund at a stated exercise price.
Options on stock indices are settled in cash.

           The Funds may write only covered call options, which means that, so long as a Fund is obligated as the writer of a call option, it will own the underlying securities subject to the option (or comparable securities or cash satisfying the cover requirements of securities exchanges).

           The Funds will receive a premium for writing a covered call option, which increases the return of a Fund in the event the option expires unexercised or is closed out at a profit. The amount of the premium will reflect, among other things, the relationship of the market price of the underlying security or index to the exercise price of the option, the term of the option and the volatility of the market price of the underlying security or index. By writing a covered call option, a Fund limits its opportunity to profit from any increase in the market value of the underlying security or index above the exercise price of the option.

           The Funds may terminate an option that they have written prior to the option's expiration by entering into a closing purchase transaction in which an option is purchased having the same terms as the option written. A Fund will realize a profit or loss from such transaction if the cost of such transaction is less or more than the premium received from the writing of the option. Because increases in the market price of a call option will generally reflect increases in the market price of the underlying security or index, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by unrealized appreciation of the underlying security (or securities) owned by a Fund.

           2.  PURCHASING PUT AND CALL OPTIONS ON SECURITIES AND STOCK INDICES

           Each Fund may purchase put options to protect its portfolio holdings in an underlying stock index or security against a decline in market value. Such hedge protection is provided during the life of the put option since a Fund, as holder of the put option, is able to sell the underlying security or index at the put exercise price regardless of any decline in the underlying market price of the security or index. In order for a put option to be profitable, the market price of the underlying security or index must decline sufficiently below the exercise price to cover the premium and transaction costs. By using put options in this manner, a Fund will reduce any profit it might otherwise have realized in its underlying security or index by the premium paid for the put option and by transaction costs, but it will retain the ability to benefit from future increases in market value.

           Each Fund may also purchase call options to hedge against an increase in prices of stock indices or securities that it ultimately wants to buy. Such hedge protection is provided during the life of the call option since a Fund, as holder of the call option, is able to buy the underlying security or index at the exercise price regardless of any increase in the underlying market price of the security or index. In order for a call option to be profitable, the market price of the underlying security or index must rise sufficiently above the exercise price to cover the premium and transaction costs. By using call options in this manner, a Fund will reduce any profit it might have realized had it bought the underlying security or index at the time it purchased the call option by the premium paid for the call option and by transaction costs, but it limits the loss it will suffer if the security or index declines in value to such premium and transaction costs.

           3.  BORROWING

           Each Fund may, from time to time, borrow up to 10% of the value of its total assets from banks at prevailing interest rates as a temporary measure for extraordinary or emergency purposes. A Fund may not purchase securities while borrowings exceed 5% of the value of its total assets.

           4.  REPURCHASE AGREEMENTS

           Each Fund may enter into repurchase agreements subject to resale to a bank or dealer at an agreed upon price which reflects a net interest gain for the Fund. The Funds will receive interest from the institution until the time when the repurchase is to occur.

           The Funds will always receive as collateral U.S. Government or short-term money market securities whose market value is equal to at least 100% of the amount invested by a Fund, and the Funds will make payment for such securities only upon the physical delivery or evidence by book entry transfer to the account of its custodian. If the seller institution defaults, a Fund might incur a loss or delay in the realization of proceeds if the value of the collateral securing the repurchase agreement declines and it might incur disposition costs in liquidating the collateral. The Funds attempt to minimize such risks by entering into such transactions only with well-capitalized financial institutions and specifying the required value of the underlying collateral.

           5.  FUTURES CONTRACTS

           Each Fund may enter into futures contracts, options on futures contracts and stock index futures contracts and options thereon for the purposes of remaining fully invested and reducing transaction costs. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security, class of securities, currency or an index at a specified future time and at a specified price. A stock index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the stock index value at the close of trading of the contracts and the price at which the futures contract is originally struck. Futures contracts which are standardized as to maturity date and underlying financial instrument are traded on national futures exchanges. Futures exchanges and trading are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission (the "CFTC"), a U.S. Government agency.

           Although futures contracts by their terms call for actual delivery and acceptance of the underlying securities, in most cases the contracts are closed out before the settlement date without the making or taking of delivery. Closing out an open futures position is done by taking an opposite position (buying a contract which has previously been "sold," or "selling" a contract previously purchased) in an identical contract to terminate the position. A futures contract on a securities index is an agreement obligating either party to pay, and entitling the other party to receive, while the contract is outstanding, cash payments based on the level of a specified securities index. The acquisition of put and call options on futures contracts will, respectively, give the Fund the right (but not the obligation), for a specified price, to sell or to purchase the underlying futures contract, upon exercise of the option, at any time during the option period. Brokerage commissions are incurred when a futures contract is bought or sold.

           Futures traders are required to make a good faith margin deposit in cash or government securities with a broker or custodian to initiate and maintain open positions in futures contracts. A margin deposit is intended to assure completion of the contract (delivery or acceptance of the underlying security) if it is not terminated prior to the specified delivery date. Minimal initial margin requirements are established by the futures exchange and may be changed. Brokers may establish deposit requirements which are higher than the exchange minimums. Initial margin deposits on futures contracts are customarily set at levels much lower than the prices at which the underlying securities are purchased and sold, typically ranging upward from less than 5% of the value of the contract being traded.

           After a futures contract position is opened, the value of the contract is marked-to-market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional "variation" margin will be required. Conversely, change in the contract value may reduce the required margin, resulting in a repayment of excess margin to the contract holder. Variation margin payments are made to and from the futures broker for as long as the contract remains open. Each Fund expects to earn interest income on its margin deposits.

           In addition to the margin restrictions discussed above, transactions in futures contracts may involve the segregation of funds pursuant to requirements imposed by the CFTC. Under those requirements, where a Fund has a long position in a futures contract, it may be required to establish a segregated account (not with a futures commission merchant or broker, except as may be permitted under CFTC rules) containing cash or certain liquid assets equal to the purchase price of the contract (less any margin on deposit). For a short position in futures or forward contracts held by a Fund, those requirements may mandate the establishment of a segregated account (not with a futures commission merchant or broker, except as may be permitted under CFTC rules) with cash or certain liquid assets that, when added to the amounts deposited as margin, equal the market value of the instruments underlying the futures contracts (but are not less than the price at which the short positions were established). However, segregation of assets is not required if a Fund "covers" a long position. For example, instead of segregating assets, a Fund, when holding a long position in a futures contract, could purchase a put option on the same futures contract with a strike price as high or higher than the price of the contract held by the Fund. In addition, where a Fund takes short positions, or engages in sales of call options, it need not segregate assets if it "covers" these positions. For example, where the Fund holds a short position in a futures contract, it may cover by owning the instruments underlying the contract. A Fund may also cover such a position by holding a call option permitting it to purchase the same futures contract at a price no higher than the price at which the short position was established. Where the Fund sells a call option on a futures contract, it may cover either by entering into a long position in the same contract at a price no higher than the strike price of the call option or by owning the instruments underlying the futures contract. A Fund could also cover this position by holding a separate call option permitting it to purchase the same futures contract at a price no higher than the strike price of the call option sold by the Fund.

           When interest rates are expected to rise or market values of portfolio securities are expected to fall, a Fund can seek through the sale of futures contracts to offset a decline in the value of its portfolio securities. When interest rates are expected to fall or market values are expected to rise, a Fund, through the purchase of such contracts, can attempt to secure better rates or prices for the Fund than might later be available in the market when it effects anticipated purchases.

           A Fund will only sell futures contracts to protect securities and currencies it owns against price declines or purchase contracts to protect against an increase in the price of securities it intends to purchase.

           A Fund's ability to effectively utilize futures trading depends on several factors. First, it is possible that there will not be a perfect price correlation between the futures contracts and their underlying stock index. Second, it is possible that a lack of liquidity for futures contracts could exist in the secondary market, resulting in an inability to close a futures position prior to its maturity date. Third, the purchase of a futures contract involves the risk that the Fund could lose more than the original margin deposit required to initiate a futures transaction.

RISK FACTORS IN FUTURES TRANSACTIONS

           Positions in futures contracts may be closed out only on an exchange which provides a secondary market for such futures. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Thus, it may not be possible to close a futures position. In the event of adverse price movements, a Fund would continue to be required to make daily cash payments to maintain the required margin. In such situations, if a Fund has insufficient cash, it may have to sell portfolio securities to meet daily margin requirements at a time when it may be disadvantageous to do so. In addition, the Fund may be required to make delivery of the instruments underlying futures contracts it holds. The inability to close options and futures positions also could have an adverse impact on the ability to effectively hedge them. The Fund will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges and for which there appears to be a liquid secondary market.

           The risk of loss in trading futures contracts in some strategies can be substantial, due both to the low margin deposits required, and the extremely high degree of leverage involved in futures pricing. Because the deposit requirements in the futures markets are less onerous than margin requirements in the securities market, there may be increased participation by speculators in the futures market which may also cause temporary price distortions. A relatively small price movement in a futures contract may result in immediate and substantial loss (as well as gain) to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the contract. However, because the futures strategies engaged in by the Funds are only for hedging purposes, the Investment Advisor does not believe that the Funds are subject to the risks of loss frequently associated with futures transactions. A Fund would presumably have sustained comparable losses if, instead of the futures contract, it had invested in the underlying financial instrument and sold it after the decline.

           Utilization of futures transactions by the Funds does involve the risk of imperfect or no correlation where the securities underlying futures contract have different maturities than the portfolio securities being hedged. It is also possible that a Fund could both lose money on futures contracts and also experience a decline in value of its portfolio securities. There is also the risk of loss by a Fund of margin deposits in the event of bankruptcy of a broker with whom the Fund has an open position in a futures contract or related option.

CONCLUSION

           Unlike the fundamental investment objective of each Fund set forth above and the investment restrictions set forth below which may not be changed without shareholder approval, the Funds have the right to modify the investment policies described above without shareholder approval.

                             INVESTMENT RESTRICTIONS

           The following fundamental policies and investment restrictions have been adopted by the Funds and except as noted, such policies and restrictions cannot be changed without approval by the vote of a majority of the outstanding voting shares of a Fund which, as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), means the affirmative vote of the lesser of (a) 67% or more of the shares of the Fund present at a meeting at which the holders of more than 50% of the outstanding shares of the Fund are represented in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund.

The Funds may not:

                (1) issue senior securities;

                (2) concentrate their investments in particular  industries.  No more than 25% of the value of a Fund's assets will be invested in any one industry;

                (3) with respect to 75% of the value of a Fund's assets, purchase any securities (other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities) if, immediately after such purchase, more than 5% of the value of the Fund's total assets would be invested in securities of any one issuer, or more than 10% of the outstanding voting securities of any one issuer would be owned by the Fund;

                (4) make loans of money or securities other than (a) through the purchase of publicly distributed bonds, debentures or other corporate or governmental obligations, (b) by investing in repurchase agreements, and (c) by lending its portfolio securities, provided the value of such loaned securities does not exceed 33-1/3% of its total assets;

                (5) borrow money in excess of 10% of the value of a Fund's total
           assets  from  banks.  A  Fund  may  not  purchase   securities  while
           borrowings exceed 5% of the value of its total assets;

                (6)  buy  or  sell  real  estate,   commodities,   or  commodity
           contracts, except a Fund may purchase or sell futures or options on futures;

                (7)   underwrite securities;

                (8) invest in precious metals other than in accordance with a Fund's investment objective and policy, if as a result the Fund would then have more than 10% of its total assets (taken at current value) invested in such precious metals; and

                (9)   participate in a joint investment account.

           The following restrictions are non-fundamental and may be changed by the Funds' Board of Trustees. Pursuant to such restrictions, the Funds will not:

                (1) make short sales of securities, other than short sales "against the box," or purchase securities on margin except for short-term credits necessary for clearance of portfolio transactions, provided that this restriction will not be applied to limit the use of options, futures contracts and related options, in the manner otherwise permitted by the investment restrictions, policies and investment program of a Fund;

                (2) purchase the securities of any other investment company, if a purchasing Fund, immediately after such purchase or acquisition, owns in the aggregate, (i) more than 3% of the total outstanding voting stock of such investment company, (ii) securities issued by such investment company having an aggregate value in excess of 5% of the value of the total assets of the Fund, or (iii) securities issued by such investment company and all other investment companies having an aggregate value in excess of 10% of the value of the total assets of the Fund;

                (3) invest more than 10% of its total net assets in illiquid securities. Illiquid securities are securities that are not readily marketable or cannot be disposed of promptly within seven days and in the usual course of business without taking a materially reduced price. Such securities include, but are not limited to, time deposits and repurchase agreements with maturities longer than seven days. Securities that may be resold under Rule 144A or securities offered pursuant to Section 4(2) of the Securities Act of 1933, as amended, shall not be deemed illiquid solely by reason of being unregistered. The Investment Advisor shall determine whether a particular security is deemed to be liquid based on the trading markets for the specific security and other factors.


                                   MANAGEMENT

           The overall management of the business and affairs of each Fund is vested with the Board of Trustees. The Board of Trustees approves all significant agreements between the Trust or each Fund and persons or companies furnishing services to the Funds, including a Fund's agreement with an investment advisor, custodian and transfer agent. The day-to-day operations of the Funds are delegated to each Fund's officers subject always to the investment objectives and policies of each Fund and to general supervision by the Trust's Board of Trustees.

           The Trustees and officers and their principal occupations are noted below. Unless otherwise indicated the address of each Trustee and executive officer is 1675 Broadway, New York, New York 10019.

FRANCOIS DANIEL SICART,* CHAIRMAN, PRINCIPAL EXECUTIVE OFFICER AND TRUSTEE. Chairman and Chief Executive Officer, Tocqueville Management Corporation, the General Partner of Tocqueville Asset Management L.P. and Tocqueville Securities L.P. from January, 1990 to present; Chairman and Chief Executive Officer, Tocqueville Asset Management Corp. from December, 1985 to January, 1990; Vice Chairman of Tucker Anthony Management Corporation, from 1981 to October 1986; Vice President (formerly general partner) and other positions with Tucker Anthony, Inc. from 1969 to January, 1990.

JAMES B. FLAHERTY, TRUSTEE. President and Partner, Troutbeck Conference Center and Country Inn from October, 1979 to present; Vice President, Leedsville Realty and Construction Corp. from 1980 to present; Associate Creative Director, Young and Rubicam Advertising, and Dentsu, Young and Rubicam from March, 1983 to February, 1985; Creative Director and Senior Vice President, Tinker Campbell Ewald from October, 1977 to November, 1980; Partner/owner of Freshfields
Restaurant, W. Cornell, CT; President/Creative Director of JBF Ltd., an advertising company.

INGE HECKEL, TRUSTEE. Management Consultant, 1988 to present; Executive Director, Princess Grace Foundation U.S.A. from June, 1986 to September, 1988; Vice President and Assistant Secretary, The Asia Society from September, 1984 to June, 1986; Executive Director, Metropolitan Boston Zoos from September, 1982 to July, 1984; President, Bradford College, Bradford, Massachusetts from September, 1979 to June, 1982; Trustee of Bradford College; Former Director and Chairman, Public Relations Committee, International Counsel of Museums (UNESCO); Former Director, BayBank/Merrimack Valley; Member, Art Advisory Board, Mount Holyoke College Art Museum.

--------
*     Interested person of the Funds as defined in the 1940 Act.

ROBERT KLEINSCHMIDT,* PRESIDENT, PRINCIPAL OPERATING OFFICER AND TRUSTEE. President, Tocqueville Asset Management L.P. from January, 1994 to present and Managing Director from July, 1991 to January, 1994. Partner, David J. Greene & Co., May, 1978 to July, 1991. Assistant Vice President, Irving Trust Co., July, 1976 to May, 1978.

FRANCOIS LETACONNOUX, TRUSTEE. President, Lepercq de Neuflize & Co. from July, 1993 to present; Director, Lepercq 99 First Management Inc. from 1988 to present; Director, Lepercq de Neuflize & Co., Inc. (investment bank) from 1988 to present; Managing Director, Lepercq Capital Partners (real estate investment firm), from 1974 to present.

BERNARD F. COMBEMALE, TRUSTEE. Investment Management Consultant, 1981 to present; Chairman and Chief Executive Officer, Trusthouse Forte Inc., 1984 to 1988; Chairman of the Executive Committee & Director, Western World Insurance Company, 1981 to present; Director, Westco Holding Corporation, 1981 to present; Director, The French-American Foundation, 1980 to present; Trustee, The Princess Grace Foundation - U.S.A., 1980 to present.

JOSEPH COOPER, SECRETARY AND TREASURER. Vice President and Treasurer, Tocqueville Management Corporation, the General Partner of Tocqueville Asset Management L.P. and Tocqueville Securities L.P. from January, 1990 to present. Vice President, Treasurer and Chief Financial Officer, Tocqueville Asset Management Corporation from December, 1985 to February, 1990. Self-employed as a public accountant.

KIERAN LYONS, VICE PRESIDENT AND PRINCIPAL FINANCIAL OFFICER. Chief Financial Officer, Tocqueville Management Corporation, the General Partner of Tocqueville Asset Management L.P. and Tocqueville Securities L.P. from January, 1992 to present. Certified Public Accountant, Pegg & Pegg, February, 1985 to January, 1992.

           Under the terms of the Massachusetts General Corporation Law, the Funds may indemnify any person who was or is a Trustee, officer or employee of each Fund to the maximum extent permitted by the Massachusetts General
Corporation Law; provided, however, that any such indemnification (unless ordered by a court) shall be made by the Funds only as authorized in the specific case upon a determination that indemnification of such persons is proper in the circumstances. Such determination shall be made (i) by the Board of Trustees, by a majority vote of a quorum which consists of Trustees who are neither "interested persons" of the Trust, as defined in Section 2(a)(19) of the 1940 Act, nor parties to the proceeding, or (ii) if the required quorum is not obtained or if a quorum of such Trustees so directs, by independent legal counsel in a written opinion. No indemnification will be provided by a Fund to any Trustee or officer of the Fund for any liability to a Fund or it shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

           The Funds do not pay direct remuneration to any officer of a Fund. As of April 9, 1997, the Trustees and officers as a group owned beneficially 2.23% of the International Fund's outstanding shares, and 2.62% of the Asia-Pacific Fund's outstanding shares all of which were acquired for investment purposes. Certain of the Trustees and officers may have investment discretion for institutional and private accounts which own shares of the Funds, however the Trustees and officers do not have the power to vote such shares and have disclaimed beneficial ownership of such shares. For the fiscal year ended October 31, 1996, the Trust paid the "disinterested" Trustees an aggregate of $12,000; each disinterested Trustee received $750 per quarter, notwithstanding the number of Board Meetings and Audit Committee Meetings attended. "Interested" Trustees do not receive Trustees' fees. The Trust did not reimburse Trustee expenses.

           The table below illustrates the compensation paid to each Trustee for the Trust's most recently completed fiscal year:


                                        Pension or                           Total
                                        Retirement                           Compensation
                         Aggregate      Benefits Accrued   Estimated Annual  from Fund and
Name of Person,          Compensation   as Part of Fund    Benefits Upon     Fund Complex
Position                 from Fund      Expenses           Retirement        Paid to Trustees
--------                 ---------      ---------------    ----------------  ----------------

Francois Sicart                $0            $0                $0                    $0

Bernard F. Combemale       $3,000            $0                $0                $3,000

James B. Flaherty          $3,000            $0                $0                $3,000

Inge Heckel                $3,000            $0                $0                $3,000

Robert Kleinschmidt            $0            $0                $0                    $0

Francois Letaconnoux       $3,000            $0                $0                $3,000




              INVESTMENT ADVISOR AND INVESTMENT ADVISORY AGREEMENTS

           Tocqueville Asset Management L.P. (the "Investment Advisor"), 1675 Broadway, New York, New York 10019, acts as the Investment Advisor to each Fund under a separate investment advisory agreement (the "Agreement" or "Agreements"). Each Agreement provides that the Investment Advisor identify and analyze possible investments for each Fund, determine the amount and timing of such investments, and the form of investment. The Investment Advisor has the responsibility of monitoring and reviewing each Fund's portfolio, and, on a regular basis, to recommend the ultimate disposition of such investments. It is the Investment Advisor's responsibility to cause the purchase and sale of securities in each Fund's portfolio, subject at all times to the policies set forth by the Trust's Board of Trustees. In addition, the Investment Advisor also provides certain administrative and managerial services to the Funds.

           The Investment Advisor receives a fee from each Fund, calculated daily and payable monthly, for the performance of its services at an annual rate of 1.00% on the first $50 million of the average daily net assets of each Fund
 .75% of average daily net assets in excess of $50 million but not exceeding $100 million, and .65% of the average daily net assets in excess of $100 million. Each fee is accrued daily for the purposes of determining the offering and redemption price of such Fund's shares. The advisory fees are higher than that paid by most investment companies but the Board of Trustees believes them to be reasonable in light of the services each Fund receives thereunder. For the period August 1, 1994 to October 31, 1994 and the fiscal years ended October 31, 1995 and 1996, with respect to the International Fund, the Investment Advisor earned advisory fees of $0, $0, and $99,116, respectively, after waivers of $4,201, $35,890, and $68,161, respectively. For the years ended October 31, 1994, 1995 and 1996, with respect to the Asia-Pacific Fund, the Investment Advisor earned advisory fees of $0, $0 and $46,714, respectively, after waivers of $44,646, $48,530 and $56,680, respectively.

           Under the terms of the Agreements, each Fund pays all of its expenses (other than those expenses specifically assumed by the Investment Advisor and each Fund's distributor) including the costs incurred in connection with the maintenance of its registration under the Securities Act of 1933, as amended, and the 1940 Act, printing of prospectuses distributed to shareholders, taxes or governmental fees, brokerage commissions, custodial, transfer and shareholder servicing agents, expenses of outside counsel and independent accountants, preparation of shareholder reports, and expenses of Trustee and shareholder meetings.

           Each Agreement may be terminated without penalty on 60 days' written notice by a vote of the majority of the Trust's Board of Trustees or by the Investment Advisor, or by holders of a majority of each Fund's outstanding shares. Each Fund's Agreement will continue for two years from its effective date and from year-to-year thereafter provided it is approved, at least annually, in the manner stipulated in the 1940 Act. This requires that each Agreement and any renewal thereof be approved by a vote of the majority of the Fund's Trustees who are not parties thereto or interested persons of any such party, cast in person at a meeting specifically called for the purpose of voting on such approval.


                               DISTRIBUTION PLANS

           Each Fund has adopted a distribution plan pursuant to Rule 12b-1 of the 1940 Act (each a "Plan"). The Plans provide that a Fund may incur distribution expenses related to the sale of shares of up to .25% per annum of such Fund's average daily net assets.

           Each plan provides that a Fund may finance activities which are primarily intended to result in the sale of each Fund's shares, including, but not limited to, advertising, printing of prospectuses and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and payments to dealers and shareholder servicing agents including Tocqueville Securities L.P. ("Tocqueville Securities") who enter into agreements with each Fund or its distributor. The International Fund accrued after waiver $0, $0 and $27,121, respectively, for the period August 1, 1994 to October 31, 1994 and the fiscal years ended October 31, 1995 and 1996, respectively. The Asia-Pacific Fund accrued, after waiver, $37, $0 and $18,319, respectively, in distribution expenses for the years ended October 31, 1994, 1995 and 1996, respectively.

           As of October 31, 1996, International Fund, and Asia-Pacific Fund had $71,716, and $66,730 respectively, (0.30% and 0.37%, respectively, as a percentage of each Fund's net assets) of unreimbursed distribution expenses.

            In approving the Plans in accordance with the requirements of Rule 12b-1 under the 1940 Act, the Trustees (including the "disinterested" Trustees, as defined in the 1940 Act) considered various factors and determined that there is a reasonable likelihood that each Plan will benefit its Fund and its shareholders. Each Plan will continue in effect from year to year if specifically approved annually (a) by the majority of such Fund's outstanding voting shares or by the Board of Trustees and (b) by the vote of a majority of the disinterested Trustees. While the Plans remain in effect, each Fund's Principal Financial Officer shall prepare and furnish to the Board of Trustees a written report setting forth the amounts spent by each Fund under the Plan and the purposes for which such expenditures were made. The Plans may not be amended to increase materially the amount to be spent for distribution without shareholder approval and all material amendments to each of the Plans must be approved by the Board of Trustees and by the disinterested Trustees cast in person at a meeting called specifically for that purpose. While the Plans are in effect, the selection and nomination of the disinterested Trustees shall be made by those disinterested Trustees then in office.


                        ADMINISTRATIVE SERVICES AGREEMENT

      Tocqueville Asset Management L.P., supervises administration of the Funds pursuant to an Administrative Services Agreement with each Fund. Under the Administrative Services Agreement, Tocqueville Asset Management L.P. supervises the administration of all aspects of each Fund's operations, including each Fund's receipt of services for which the Fund is obligated to pay, provides the Funds with general office facilities and provides, at each Fund's expense, the services of persons necessary to perform such supervisory, administrative and clerical functions as are needed to effectively operate the Funds. Those persons, as well as certain employees and Trustees of the Funds, may be directors, officers or employees of (and persons providing services to the Funds may include) Tocqueville Asset Management L.P. and its affiliates. For these services and facilities, Tocqueville Asset Management L.P. receives with respect to each Fund a fee computed and paid monthly at an annual rate of 0.15% of the average daily net assets of each Fund.


                      PORTFOLIO TRANSACTIONS AND BROKERAGE

           Subject to the supervision of the Board of Trustees, decisions to buy and sell securities for each Fund are made by the Investment Advisor. The Investment Advisor is authorized to allocate the orders placed by it on behalf of a Fund to such unaffiliated brokers who also provide research or statistical material, or other services to the Fund or the Investment Advisor for the Fund's use. Such allocation shall be in such amounts and proportions as the Investment Advisor shall determine and the Investment Advisor will report on said allocations regularly to the Board of Trustees indicating the unaffiliated brokers to whom such allocations have been made and the basis therefor. In addition, the Investment Advisor may consider sales of shares of each Fund and of any other funds advised or managed by the Investment Advisor as a factor in the selection of unaffiliated brokers to execute portfolio transactions for each Fund, subject to the requirements of best execution. The Trustees have authorized the allocation of brokerage to affiliated broker-dealers on an agency basis to effect portfolio transactions. The Trustees have adopted procedures incorporating the standards of Rule 17e-1 of the 1940 Act, which require that the commission paid to affiliated broker-dealers must be "reasonable and fair compared to the commission, fee or other remuneration received, or to be received, by other brokers in connection with comparable transactions involving similar securities during a comparable period of time." At times, a Fund may also purchase portfolio securities directly from dealers acting as principals, underwriters or market makers. As these transactions are usually conducted on a net basis, no brokerage commissions are paid by the Fund.

           In selecting a broker to execute each particular transaction, the Investment Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker; the size and difficulty in executing the order; and, the value of the expected contribution of the broker to the investment performance of the Funds on a continuing basis. Accordingly, the cost of the brokerage commissions to a Fund in any transaction may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies and procedures as the Board of Trustees may determine, the Investment Advisor shall not be deemed to have acted unlawfully or to have breached any duty solely by reason of its having caused a Fund to pay an unaffiliated broker that provides research services to the Investment Advisor for each Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting the transaction, if the Investment Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the research service provided by such broker viewed in terms of either that particular or transaction of the Investment Advisor's ongoing responsibilities with respect to the Funds. For the fiscal year ended October 31, 1994, the International Fund and the Asia-Pacific Fund paid total brokerage commissions on portfolio transactions in the amount of $1,116 and $83,423 respectively, and for the fiscal year ended October 31, 1995, the International Fund and the Asia-Pacific Fund paid total brokerage commissions on portfolio transactions in the amount of $39,142, and $26,286, respectively. For the fiscal year ended October 31, 1996, the International Fund and Asia-Pacific Fund paid total brokerage commissions on portfolio transactions in the amount of $130,401, and $158,625, respectively. Commissions earned by Tocqueville Securities L.P., the Funds' distributor for services rendered as a registered broker-dealer in securities transactions for the fiscal year ended October 31, 1994, 1995 and 1996, respectively, were: the International Fund: $1,116, $0 and $1,509 respectively; and the Asia-Pacific Fund: $83,423, $0 and $175 respectively. For the fiscal year ended October 31, 1996, the percentage of each Fund's brokerage commissions paid, and the aggregate dollar amount of transactions involving the payment of such commissions, to Tocqueville Securities L.P. were: the International Fund: 1.15% and $1,509, respectively; and the Asia- Pacific Fund: 0.14% and $225, respectively.

                            ALLOCATION OF INVESTMENTS

           The Investment Advisor has other advisory clients which include individuals, trusts, pension and profit sharing funds, some of which have similar investment objectives to the Funds. As such, there will be times when the Investment Advisor may recommend purchases and/or sales of the same portfolio securities for each Fund and its other clients. In such circumstances, it will be the policy of the Investment Advisor to allocate purchases and sales among the Funds and its other clients in a manner which the Investment Advisor deems equitable, taking into consideration such factors as size of account, concentration of holdings, investment objectives, tax status, cash availability, purchase cost, holding period and other pertinent factors relative to each account. Simultaneous transactions may have an adverse effect upon the price or volume of a security purchased by each Fund.


                         COMPUTATION OF NET ASSET VALUE

           Each Fund will determine the net asset value of its shares once daily as of the close of trading on the New York Stock Exchange (the "Exchange") on each day that the Exchange is open for business. It is expected that the Exchange will be closed on Saturdays and Sundays and on New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each Fund may make or cause to be made a more frequent determination of the net asset value and offering price, which determination shall reasonably reflect any material changes in the value of securities and other assets held by a Fund from the immediately preceding determination of net asset value. The net asset value is determined by dividing the market value of a Fund's investments as of the close of trading plus any cash or other assets (including dividends receivable and accrued interest) less all liabilities (including accrued expenses) by the number of the Fund's shares outstanding. Securities traded on the New York Stock Exchange or the American Stock Exchange will be valued at the last sale price, or if no sale, at the mean between the latest bid and asked price. Securities traded in any other U.S. or foreign market shall be valued in a manner as similar as possible to the above, or if not so traded, on the basis of the latest available price. Securities sold short "against the box" will be valued at market as determined above; however, in instances where a Fund has sold securities short against a long position in the issuer's convertible securities, for the purpose of valuation, the securities in the short position will be valued at the "asked" price rather than the mean of the last "bid" and "asked" prices. Investments in gold bullion will be valued at their respective fair market values determined on the basis of the mean between the last current bid and asked prices based on dealer or exchanges quotations. Where there are no readily available quotations for securities they will be valued at a fair value as determined by the Board of Trustees acting in good faith.


                        PURCHASE AND REDEMPTION OF SHARES

           A complete description of the manner by a which a Fund's shares may be purchased and redeemed, including discussions concerning the front-end sales load appears in the Prospectus/Proxy Statement under the headings "Purchase of Shares" and "Redemption of Shares" respectively.


                                   TAX MATTERS

           The following is only a summary of certain additional tax considerations generally affecting each Fund and its shareholders that are not described in the Prospectus/Proxy Statement. No attempt is made to present a detailed explanation of the tax treatment of each Fund or its shareholders, and the discussions here and in the Prospectus/Proxy Statement are not intended as substitutes for careful tax planning.

Qualification as a Regulated Investment Company

           Each Fund has elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As a regulated investment company, a Fund is not subject to federal income tax on the portion of its net investment income (i.e., taxable interest, dividends and other taxable ordinary income, net of expenses) and capital gain net income (i.e., the excess of capital gains over capital losses) that it distributes to shareholders, provided that it distributes at least 90% of its investment company taxable income (i.e., net investment income and the excess of net short-term capital gain over net long-term capital loss) for the taxable year (the "Distribution Requirement"), and satisfies certain other requirements of the Code that are described below. Distributions by a Fund made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year, will be considered distributions of income and gains of the taxable year and can therefore satisfy the Distribution Requirement.

           In addition to satisfying the Distribution Requirement, a regulated investment company must: (1) derive at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are directly related to the regulated investment company's principal business of investing in stock or securities) and other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies (the "Income Requirement"); and (2) derive less than 30% of its gross income (exclusive of certain gains on designated hedging transactions that are offset by realized or unrealized losses on offsetting positions) from the sale or other disposition of stock, securities or foreign currencies (or options, futures or forward contracts thereon) held for less than three months (the "Short-Short Gain Test"). However, foreign currency gains, including those derived from options, futures and forwards, will not in any event be characterized as Short-Short Gain if they are directly related to the regulated investment company's investments in stock or securities (or options or futures thereon). Because of the Short-Short Gain Test, a Fund may have to limit the sale of appreciated securities that it has held for less than three months. However, the Short-Short Gain Test will not prevent a Fund from disposing of investments at a loss, since the recognition of a loss before the expiration of the three-month holding period is disregarded for this purpose. Interest (including original issue discount) received by a Fund at maturity or upon the disposition of a security held for less than three months will not be treated as gross income derived from the sale or other disposition of such security within the meaning of the Short-Short Gain Test. However, income that is attributable to realized market appreciation will be treated as gross income from the sale or other disposition of securities for this purpose.

           In general, gain or loss recognized by a Fund on the disposition of an asset will be a capital gain or loss. However, gain recognized on the disposition of a debt obligation purchased by a Fund at a market discount (generally, at a price less than its principal amount) will be treated as ordinary income to the extent of the portion of the market discount which accrued during the period of time the Fund held the debt obligation. In addition, under the rules of Code Section 988, gain or loss recognized on the disposition of a debt obligation denominated in a foreign currency or an option with respect thereto (but only to the extent attributable to changes in foreign currency exchange rates), and gain or loss recognized on the disposition of a foreign currency forward contract, futures contract, option or similar financial instrument, or of foreign currency itself, except for regulated futures contracts or non-equity options subject to Code Section 1256 (unless a Fund elects otherwise), will generally be treated as ordinary income or loss.

           In general, for purposes of determining whether capital gain or loss recognized by a Fund on the disposition of an asset is long-term or short-term, the holding period of the asset may be affected if (1) the asset is used to close a "short sale" (which includes for certain purposes the acquisition of a put option) or is substantially identical to another asset so used, (2) the asset is otherwise held by the Fund as part of a "straddle" (which term generally excludes a situation where the asset is stock and the Fund grants a qualified covered call option (which, among other things, must not be deep-in-the-money) with respect thereto) or (3) the asset is stock and the Fund grants an in-the-money qualified covered call option with respect thereto. However, for purposes of the Short-Short Gain Test, the holding period of the asset disposed of may be reduced only in the case of clause (1) above. In addition, the Government Fund, and the International Fund may be required to defer the recognition of a loss on the disposition of an asset held as part of a straddle to the extent of any unrecognized gain on the offsetting position.

           Any gain recognized by a Fund on the lapse of, or any gain or loss recognized by Fund from a closing transaction with respect to, an option written by the Fund will be treated as a short-term capital gain or loss. For purposes of the Short-Short Gain Test, the holding period of an option written by a Fund will commence on the date it is written and end on the date it lapses or the date a closing transaction is entered into. Accordingly, a Fund may be limited in its ability to write options which expire within three months and to enter into closing transactions at a gain within three months of the writing of options.

           Transactions that may be engaged in by a Fund (such as regulated futures contracts, certain foreign currency contracts, and options on stock indexes and futures contracts) will be subject to special tax treatment as "Section 1256 contracts." Section 1256 contracts are treated as if they are sold for their fair market value on the last business day of the taxable year, even though a taxpayer's obligations (or rights) under such contracts have not terminated (by delivery, exercise, entering into a closing transaction or otherwise) as of such date. Any gain or loss recognized as a consequence of the year-end deemed disposition of Section 1256 contracts is taken into account for the taxable year together with any other gain or loss that was previously recognized upon the termination of Section 1256 contracts during that taxable year. Any capital gain or loss for the taxable year with respect to Section 1256 contracts (including any capital gain or loss arising as a consequence of the year-end deemed sale of such contracts) is generally treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. The Fund, however, may elect not to have this special tax treatment apply to Section 1256 contracts that are part of a "mixed straddle" with other investments of the Fund that are not Section 1256 contracts. Gains arising from Section 1256 contracts will be treated for purposes of the Short-Short Gain Test as being derived from securities held for not less than three months if the gains arise as a result of a constructive sale under Code Section 1256.

            A Fund may purchase securities of certain foreign investment funds or trusts which constitute passive foreign investment companies ("PFICs") for federal income tax purposes. If a Fund invests in a PFIC, it may elect to treat the PFIC as a qualifying electing fund (a "QEF") in which event the Fund will each year have ordinary income equal to its pro rata share of the PFIC's ordinary earnings for the year and long-term capital gain equal to its pro rata share of the PFIC's net capital gain for the year, regardless of whether the Fund receives distributions of any such ordinary earning or capital gain from the PFIC. If a Fund does not (because it is unable to, chooses not to or otherwise) elect to treat the PFIC as a QEF, then in general (1) any gain recognized by the Fund upon sale or other disposition of its interest in the PFIC or any excess distribution received by the Fund from the PFIC will be allocated ratably over the Fund's holding period of its interest in the PFIC,
(2) the portion of such gain or excess distribution so allocated to the year in which the gain is recognized or the excess distribution is received shall be included in the Fund's gross income for such year as ordinary income (and the distribution of such portion by the Fund to shareholders will be taxable as an ordinary income dividend, but such portion will not be subject to tax at the Fund level), (3) the Fund shall be liable for tax on the portions of such gain or excess distribution so allocated to prior years in an amount equal to, for each such prior year, (i) the amount of gain or excess distribution allocated to such prior year multiplied by the highest tax rate (individual or corporate) in effect for such prior year plus (ii) interest on the amount determined under clause (i) for the period from the due date for filing a return for such prior year until the date for filing a return for the year in which the gain is recognized or the excess distribution is received at the rates and methods applicable to underpayments of tax for such period, and (4) the distribution by the Fund to shareholders of the portions of such gain or excess distribution so allocated to prior years (net of the tax payable by the Fund thereon) will again be taxable to the shareholders as an ordinary income dividend.

           Under proposed Treasury Regulations a Fund can elect to recognize as gain the excess, as of the last day of its taxable year, of the fair market value of each share of PFIC stock over the Fund's adjusted tax basis in that share ("mark to market gain"). Such mark to market gain will be included by the Fund as ordinary income, such gain will not be subject to the Short-Short Gain Test, and the Fund's holding period with respect to such PFIC stock commences on the first day of the next taxable year. If the Fund makes such election in the first taxable year it holds PFIC stock, the Fund will include ordinary income from any mark to market gain, if any, and will not incur the tax described in the previous paragraph.

           Treasury Regulations permit a regulated investment company, in determining its investment company taxable income and net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) for any taxable year, to elect (unless it has made a taxable year election for excise tax purposes as discussed below) to treat all or any part of any net capital loss, any net long-term capital loss or any net foreign currency loss incurred after October 31 as if it had been incurred in the succeeding year.

           In addition to satisfying the requirements described above, each Fund must satisfy an asset diversification test in order to qualify as a regulated investment company. Under this test, at the close of each quarter of a Fund's taxable year, at least 50% of the value of the Fund's assets must consist of cash and cash items, U.S. Government securities, securities of other regulated investment companies, and securities of other issuers (as to which the Fund has not invested more than 5% of the value of the Fund's total assets in securities of such issuer and as to which the Fund does not hold more than 10% of the outstanding voting securities of such issuer), and no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. Government securities and securities of other regulated investment companies), or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses. Generally, an option (call or put) with respect to a security is treated as issued by the issuer of the security not the issuer of the option.

           If for any taxable year a Fund does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions will be taxable to the shareholders as ordinary dividends to the extent of the Fund's current and accumulated earnings and profits. Such distributions generally will be eligible for the dividends-received deduction in the case of corporate shareholders.

Excise Tax on Regulated Investment Companies

           A 4% non-deductible excise tax is imposed on a regulated investment company that fails to distribute in each calendar year an amount equal to 98% of ordinary taxable income for the calendar year and 98% of capital gain net income for the one-year period ended on October 31 of such calendar year (or, at the election of a regulated investment company having a taxable year ending November 30 or December 31, for its taxable year (a "taxable year election")). The balance of such income must be distributed during the next calendar year. For the foregoing purposes, a regulated investment company is treated as having distributed any amount on which it is subject to income tax for any taxable year ending in such calendar year.

           For purposes of the excise tax, a regulated investment company shall:
(1) reduce its capital gain net income (but not below its net capital gain) by the amount of any net ordinary loss for the calendar year; and (2) exclude foreign currency gains and losses incurred after October 31 of any year (or after the end of its taxable year if it has made a taxable year election) in determining the amount of ordinary taxable income for the current calendar year (and, instead, include such gains and losses in determining ordinary taxable income for the succeeding calendar year).

           Each Fund intends to make sufficient distributions or deemed distributions of its ordinary taxable income and capital gain net income prior to the end of each calendar year to avoid liability for the excise tax. However, investors should note that a Fund may in certain circumstances be required to liquidate portfolio investments to make sufficient distributions to avoid excise tax liability.

Fund Distributions

           Each Fund anticipates distributing substantially all of its investment company taxable income for each taxable year. Such distributions will be taxable to shareholders as ordinary income and treated as dividends for federal income tax purposes. Such dividends paid by the Tocqueville Fund and the Small Cap Fund will qualify for the 70% dividends-received deduction for corporate shareholders only to the extent discussed below. Such dividends paid by the Government and the International Fund generally should not qualify for the 70% dividends-received deduction for corporate shareholders.

           A Fund may either retain or distribute to shareholders its net capital gain for each taxable year. Each Fund currently intends to distribute any such amounts. If net capital gain is distributed and designated as a capital gain dividend, it will be taxable to shareholders as long-term capital gain, regardless of the length of time the shareholder has held his shares or whether such gain was recognized by a Fund prior to the date on which the shareholder acquired his shares. The Code provides, however, that under certain conditions only 50% of the capital gain recognized upon a Fund's disposition of domestic "small business" stock will be subject to tax.

           Conversely, if a Fund elects to retain its net capital gain, the Fund will be taxed thereon (except to the extent of any available capital loss carryovers) at the 35% corporate tax rate. If a Fund elects to retain its net capital gain, it is expected that the Fund also will elect to have shareholders of record on the last day of its taxable year treated as if each received a distribution of his pro rata share of such gain, with the result that each shareholder will be required to report his pro rata share of such gain on his tax return as long-term capital gain, will receive a refundable tax credit for his pro rata share of tax paid by the Fund on the gain, and will increase the tax basis for his shares by an amount equal to the deemed distribution less the tax credit.

           Since an insignificant portion of each Fund will be invested in stock of domestic corporations, the ordinary dividends distributed by a Fund will not qualify for the dividends-received deduction for corporate shareholders.

           Alternative minimum tax ("AMT") is imposed in addition to, but only to the extent it exceeds, the regular tax and is computed at a maximum marginal rate of 28% for noncorporate taxpayers and 20% for corporate taxpayers on the excess of the taxpayer's alternative minimum taxable income ("AMTI") over an exemption amount. For purposes of the corporate AMT, the corporate dividends-received deduction is not itself an item of tax preference that must be added back to taxable income or is otherwise disallowed in determining a corporation's AMTI. However, a corporate shareholder will generally be required to take the full amount of any dividend received from the Fund into account (without a dividends-received deduction) in determining its adjusted current earnings, which are used in computing an additional corporate preference item (i.e., 75% of the excess of a corporate taxpayer's adjusted current earnings over its AMTI (determined without regard to this item and the AMT net operating loss deduction)) includable in AMTI.

           Investment income that may be received by the International Fund from sources within foreign countries may be subject to foreign taxes withheld at the source. The United States has entered into tax treaties with many foreign countries which entitle the Fund to a reduced rate of, or exemption from, taxes on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Fund's assets to be invested in various countries is not known. If more than 50% of the value of the Fund's total assets at the close of its taxable year consist of the stock or securities of foreign corporations, the Fund may elect to "pass through" to the Fund's shareholders the amount of foreign taxes paid by the Fund. If the Fund so elects, each shareholder would be required to include in gross income, even though not actually received, his pro rata share of the foreign taxes paid by the Fund, but would be treated as having paid his pro rata share of such foreign taxes and would therefore be allowed to either deduct such amount in computing taxable income or use such amount (subject to various Code limitations) as a foreign tax credit against federal income tax (but not both). For purposes of the foreign tax credit limitation rules of the Code, each shareholder would treat as foreign source income his pro rata share of such foreign taxes plus the portion of dividends received from a Fund representing income derived from foreign sources. No deduction for foreign taxes could be claimed by an individual shareholder who does not itemize deductions. Each shareholder should consult his own tax adviser regarding the potential application of foreign tax credits.

           Distributions by a Fund that do not constitute ordinary income dividends or capital gain dividends will be treated as a return of capital to the extent of (and in reduction of) the shareholder's tax basis in his shares; any excess will be treated as gain from the sale of his shares, as discussed below.

           Distributions by a Fund will be treated in the manner described above regardless of whether such distributions are paid in cash or reinvested in additional shares of the Fund (or of another fund). Shareholders receiving a distribution in the form of additional shares will be treated as receiving a distribution in an amount equal to the fair market value of the shares received, determined as of the reinvestment date. In addition, if the net asset value at the time a shareholder purchases shares of a Fund reflects undistributed net investment income or recognized capital gain net income, or unrealized appreciation in the value of the assets of the Fund, distributions of such amounts will be taxable to the shareholder in the manner described above, although such distributions economically constitute a return of capital to the shareholder.

           Ordinarily, shareholders are required to take distributions by a Fund into account in the year in which the distributions are made. However, dividends declared in October, November or December of any year and payable to shareholders of record on a specified date in such a month will be deemed to have been received by the shareholders (and made by a Fund) on December 31 of such calendar year if such dividends are actually paid in January of the following year. Shareholders will be advised annually as to the U.S. federal income tax consequences of distributions made (or deemed made) during the year.

           Each Fund will be required in certain cases to withhold and remit to the U.S. Treasury 31% of ordinary income dividends and capital gain dividends, and the proceeds of redemption of shares, paid to any shareholder (1) who has provided either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the IRS for failure to report the receipt of interest or dividend income properly, or (3) who has failed to certify to the Fund that it is not subject to backup withholding or that it is a corporation or other "exempt recipient."

Sale or Redemption of Shares

           A shareholder will recognize gain or loss on the sale or redemption of shares of a Fund in an amount equal to the difference between the proceeds of the sale or redemption and the shareholder's adjusted tax basis in the shares. All or a portion of any loss so recognized may be disallowed if the shareholder purchases other shares of a Fund within 30 days before or after the sale or redemption. In general, any gain or loss arising from (or treated as arising from) the sale or redemption of shares of a Fund will be considered capital gain or loss and will be long-term capital gain or loss if the shares were held for longer than one year. However, any capital loss arising from the sale or redemption of shares held for six months or less will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received on such shares. For this purpose, the special holding period rules of Code Section 246(c)(3) and (4) (discussed above in connection with the dividends-received deduction for corporations) generally will apply in determining the holding period of shares. Long-term capital gains of noncorporate taxpayers are currently taxed at a maximum rate 11.6% lower than the maximum rate applicable to ordinary income. Capital losses in any year are deductible only to the extent of capital gains plus, in the case of a noncorporate taxpayer, $3,000 of ordinary income.

           If a shareholder (1) incurs a sales load in acquiring shares of a Fund, (2) disposes of such shares less than 91 days after they are acquired and
(3) subsequently acquires shares of the Fund or another fund at a reduced sales load pursuant to a right to reinvest at such reduced sales load acquired in connection with the acquisition of the shares disposed of, then the sales load on the shares disposed of (to the extent of the reduction in the sales load on the shares subsequently acquired) shall not be taken into account in determining gain or loss on the shares disposed of but shall be treated as incurred on the acquisition of the shares subsequently acquired.

Foreign Shareholders

           Taxation of a shareholder who, as to the United States, is a nonresident alien individual, foreign trust or estate, foreign corporation, or foreign partnership ("foreign shareholder"), depends on whether the income from a Fund is "effectively connected" with a U.S. trade or business carried on by such shareholder.

           If the income from a Fund is not effectively connected with a U.S. trade or business carried on by a foreign shareholder, ordinary income dividends paid to a foreign shareholder will be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate) upon the gross amount of the dividend. Furthermore, such a foreign shareholder may be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate) on the gross income resulting from the a Fund's election to treat any foreign taxes paid by it as paid by its shareholders, but may not be allowed a deduction against this gross income or a credit against this U.S. withholding tax for the foreign shareholder's pro rata share of such foreign taxes which it is treated as having paid. Such a foreign shareholder would generally be exempt from U.S. federal income tax on gains realized on the sale of shares of a Fund, capital gain dividends and amounts retained by the Fund that are designated as undistributed capital gains.

           If the income from a Fund is effectively connected with a U.S. trade or business carried on by a foreign shareholder, then ordinary income dividends, capital gain dividends, and any gains realized upon the sale of shares of the Fund will be subject to U.S. federal income tax at the rates applicable to U.S. citizens or domestic corporations.

           In the case of foreign noncorporate shareholders, a Fund may be required to withhold U.S. federal income tax at a rate of 31% on distributions that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate) unless such shareholders furnish the Fund with proper notification of their foreign status.

           The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may be different from those described herein. Foreign shareholders are urged to consult their own tax advisers with respect to the particular tax consequences to them of an investment in a Fund, including the applicability of foreign taxes.

Effect of Future Legislation; Local Tax Considerations

           The foregoing general discussion of U.S. federal income tax consequences is based on the Code and the Treasury Regulations issued thereunder as in effect on the date of this Related Statement of Additional Information. Future legislative or administrative changes or court decisions may significantly change the conclusions expressed herein, and any such changes or decisions may have a retroactive effect with respect to the transactions contemplated herein.

           Rules of state and local taxation of ordinary income dividends and capital gain dividends from regulated investment companies often differ from the rules for U.S. federal income taxation described above. Shareholders are urged to consult their tax advisers as to the consequences of these and other state and local tax rules affecting investment in a Fund.

                             PERFORMANCE CALCULATION

           For purposes of quoting and comparing the performance of each Fund to that of other mutual funds and to other relevant market indices in advertisements or in reports to shareholders, performance may be stated in terms of total return. Under rules promulgated by the Securities and Exchange Commission ("SEC"), a fund's advertising performance must include total return quotations calculated according to the following formula:

           P(1 + T)n    =  ERV
           Where:          P = a hypothetical initial payment of $1,000
                           T = average annual total return
                           n = number of years (1, 5 or 10)
                 ERV    =  ending  redeemable  value of a hypothetical  $1,000
                           payment, made at the beginning of the 1, 5 or 10 year period, at the end of such period (or fractional portion thereof)

           Under the foregoing formula, the time periods used in advertising will be based on rolling calendar quarters, updated to the last day of the most recent quarter prior to submission of the advertising for publication, and will cover 1, 5 and 10 year periods of a Fund's existence or such shorter period dating from the effectiveness of the Fund's Registration Statement. In calculating the ending redeemable value, all dividends and distributions by a Fund are assumed to have been reinvested at net asset value as described in the Prospectus/Proxy Statement on the reinvestment dates during the period. Total return, or "T" in the formula above, is computed by finding the average annual compounded rates of return over the 1, 5 and 10 year periods (or fractional portion thereof) that would equate the initial amount invested to the ending redeemable value. Any recurring account charges that might in the future be imposed by a Fund would be included at that time.

           In addition to the total return quotations discussed above, a Fund may advertise its yield based on a 30-day (or one month) period ended on the date of the most recent balance sheet included in the Fund's Post-Effective Amendment to its Registration Statement, computed by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:

                               a-b
                YIELD =   2[( ----- +1)6-1]
                               cd

     Where:        a =  dividends and interest earned during the period.
                   b = expenses accrued for the period (net of reimbursements). c = the average daily number of shares outstanding during the period that were entitled to receive dividends.
                   d =  the maximum offering price per share on the last day of the period.

           Under this formula, interest earned on debt obligations for purposes of "a" above, is calculated by (1) computing the yield to maturity of each obligation held by the Fund based on the market value of the obligation (including actual accrued interest) at the close of business on the last day of each month, or, with respect to obligations purchased during the month, the purchase price (plus actual accrued interest), (2) dividing that figure by 360 and multiplying the quotient by the market value of the obligation (including actual accrued interest as referred to above) to determine the interest income on the obligation for each day of the subsequent month that the obligation is in the Fund's portfolio (assuming a month of 30 days) and (3) computing the total of the interest earned on all debt obligations and all dividends accrued on all equity securities during the 30-day or one month period. In computing dividends accrued, dividend income is recognized by accruing 1/360 of the stated dividend rate of a security each day that the security is in the Fund's portfolio. For purposes of "b" above, Rule 12b-1 expenses are included among the expenses accrued for the period. Undeclared earned income, computed in accordance with generally accepted accounting principles, may be subtracted from the maximum offering price calculation required pursuant to "d" above.

           Any quotation of performance stated in terms of yield will be given no greater prominence than the information prescribed under the SEC's rules. In addition, all advertisements containing performance data of any kind will include a legend disclosing that such performance data represents past performance and that the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.

           Calculated pursuant to the SEC's formula and assuming an ending redeemable value of an initial $1,000 investment the total return for the International Fund for the 1 year and since inception periods ended October 31, 1996 was 11.44% and 8.68%; and the total return for the Asia-Pacific Fund for the 1 year, 3 year and since inception periods ended October 31, 1996 was (3.92%), (1.42%) and 2.97%.


                               GENERAL INFORMATION

ORGANIZATION AND DESCRIPTION OF SHARES OF THE TRUST

           The Trust was organized as a Massachusetts business trust under the laws of The Commonwealth of Massachusetts. The Trust's Declaration of Trust filed September 17, 1986, permits the Trustees to issue an unlimited number of shares of beneficial interest with a par value of $0.01 per share in the Trust in an unlimited number of series of shares. The Trust consists of five series, The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville International Value Fund and The Tocqueville Government Fund. On August 19, 1991, the Declaration of Trust was amended to change the name of the Trust to "The Tocqueville Trust," and on August 4, 1995, the Declaration of Trust was amended to permit the division of a series into classes of shares. Each share of beneficial interest has one vote and shares equally in dividends and distributions when and if declared by a Fund and in the Fund's net assets upon liquidation. All shares, when issued, are fully paid and nonassessable. There are no preemptive, conversion or exchange rights. Fund shares do not have cumulative voting rights and, as such, holders of at least 50% of the shares voting for Trustees can elect all Trustees and the remaining shareholders would not be able to elect any Trustees. The Board of Trustees may classify or reclassify any unissued shares of the Trust into shares of any series by setting or changing in any one or more respects, from time to time, prior to the issuance of such shares, the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, or qualifications of such shares. Any such classification or reclassification will comply with the provisions of the 1940 Act. Shareholders of each series as created will vote as a series to change, among other things, a fundamental policy of each Fund and to approve the Investment Advisory Agreement and Distribution Plan.

           The Trust is not required to hold annual meetings of shareholders but will hold special meetings of shareholders when, in the judgment of the Trustees, it is necessary or desirable to submit matters for a shareholder vote. Shareholders have, under certain circumstances, the right to communicate with other shareholders in connection with requesting a meeting of shareholders for the purpose of removing one or more Trustees. Shareholders also have, in certain circumstances, the right to remove one or more Trustees without a meeting. No material amendment may be made to the Trust's Declaration of Trust without the affirmative vote of the holders of a majority of the outstanding shares of each series affected by the amendment.

           Under Massachusetts law, shareholders of a Massachusetts business trust may, under certain circumstances, be held personally liable as partners for its obligations. However, the Trust's Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides for indemnification and reimbursement of expenses out of the Trust property for any shareholder held personally liable for the obligations of the Trust. The Trust's Declaration of Trust further provides that obligations of the Trust are not binding upon the Trustees individually but only upon the property of the Trust and that the Trustees will not be liable for any action or failure to act, errors of judgment or mistakes of fact or law, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

PRINCIPAL HOLDERS

           As of April 9, 1997, the following  shareholders  owned 5% or more of
the  International  Fund's  shares:   Tocqueville  Asset  Management  L.P.  held
discretion over 2,485,123.502 shares (93.95%).

The address of Tocqueville Asset Management L.P. is 1675 Broadway, New York, New York 10019.


                                     REPORTS

           Shareholders receive reports at least semi-annually showing each Fund's holdings and other information. In addition, shareholders receive financial statements examined by the Trust's independent accountants.

                                                         The Tocqueville International Value Fund
                                                            Pro Forma Portfolio of Investments
                                                                  As of October 31, 1996
                                                                        (Unaudited)
===================================================================================================================================

                                                            Shares                                Market Value
                                               ====================================================================================

                                               International     Asia-    Pro Forma    International                     Pro Forma
                                                     Value      Pacific    Combined       Value      Asia - Pacific   Combined
                                               --------------   --------  ------------  ---------------------------  --------------
 Common Stocks and Warrants - 77.6%
 Australia - 1.8 %
 Crown Limited*                                                 75,000        75,000                     $162,862        162,862
 Normandy Mining Limited                                        78,500        78,500                      107,006        107,006
 QNI Limited                                                    35,000        35,000                       70,455         70,455
 Resolute Samantha Limited                                      58,571        58,571                      118,832        118,832
 Woodside Petroleum Limited                                     40,000        40,000                      282,137        282,137
                                                                                          ---------    -----------   ------------
                                                                                               --         741,292        741,292
                                                                                          ---------    -----------   ------------

 France -20.2%
 Andre Trigano                                         2,000                   2,000        62,600                        62,600
 APEM                                                  4,000                   4,000       168,630                       168,630
 Carbone Lorraine                                      4,000                   4,000       594,702                       594,702
 Cie Europenne de Telesecurite C.E.T.                  2,000                   2,000       160,413                       160,413
 Credit National                                       2,000                   2,000       105,638                       105,638
 Distriborg Distributes                                8,000                   8,000       522,556                       522,556
 Ducros Services Rapides SA rights*                       10                      10             6                             6
 Ducros Services Rapides SA*                              10                      10           117                           117
 Eaux (Cie Generale)                                   2,000                   2,000       239,055                       239,055
 Emin Leydier                                          5,400                   5,400       411,988                       411,988
 Europeene de Propulsion                               1,800                   1,800       169,725                       169,725
 Europeenne d'Extincteurs                             12,000                  12,000       706,600                       706,600
 Faiveley SA                                           9,700                   9,700       573,066                       573,066
 Faiveley warrants 7/99*                                 700                     700         5,560                         5,560
 Fraikin                                               8,000                   8,000       424,117                       424,117
 GFI Industries                                        1,500                   1,500       199,538                       199,538
 Infra Plus                                            6,210                   6,210       410,615                       410,615
 JAJ Distribution SA                                   3,750                   3,750       173,129                       173,129
 Lapeyre SA                                            6,500                   6,500       318,146                       318,146
 Mediascience SA                                       1,900                   1,900       185,845                       185,845
 Musee Grevin*                                        20,000                  20,000       342,345                       342,345
 Societe Anonyme Francaise de Reassurances             2,600                   2,600       407,410                       407,410
 Roberter SA                                           1,130                   1,130       218,847                       218,847
 Rubis et Cie                                         12,500                  12,500       379,270                       379,270
 SGS Thomson Microelectronics NV*                      3,000                   3,000       158,985                       158,985
 Sidergie SA                                             300                     300        29,168                        29,168
 Societe Industrielle D'Aviations Latecoere SA         4,415                   4,415       403,774                       403,774
 Sport Elec SA                                         4,220                   4,220       296,369                       296,369
 Thompson CSF                                         20,000                  20,000       624,046                       624,046
 Vilmorin et Cie                                       2,200                   2,200       207,872                       207,872
                                                                                       ------------    -----------   ------------
                                                                                         8,500,132            --       8,500,132
                                                                                       ------------    -----------   ------------

                                                                                       -----------     -----------    -----------


                                                            Shares                                Market Value
                                               ====================================================================================

                                               International     Asia-    Pro Forma    International                     Pro Forma
                                                     Value      Pacific    Combined       Value      Asia - Pacific   Combined
                                               --------------   --------  ------------  ---------------------------  --------------

 Hong Kong - 2.2%
 ASM Pacific Technology                                        450,000       450,000                      337,550        337,550
 Guangdong Investments                                         610,000       610,000                      437,844        437,844
 Manhattan Card Company, Ltd.                                  340,000       340,000                      168,193        168,193
                                                                                       ------------    -----------   ------------
                                                                                                --        943,587        943,587
                                                                                       ------------    -----------   ------------

 Indonesia - 9.2%
 Astra International                                           500,000       500,000                    1,041,085      1,041,085
 Bukaka Teknik Utam                                            882,000       882,000                      681,578        681,578
 Chareon Pokhand Indonesia *                                   180,000       180,000                      200,919        200,919
 Citra Marga Nusaphala Persada                                 900,000       900,000                      656,850        656,850
 Hero Supermarket                                              330,000       330,000                      205,426        205,426
 Japfa Comfeed Indonesia                                       800,000       800,000                      532,349        532,349
 Pabrik Kertas Tjiwi Kimia                                      84,700        84,700                       87,271         87,271
 Steady Safe                                                   455,267       455,267                      444,654        444,654
                                                                                       ------------  -------------   ------------
                                                                                                --      3,850,132      3,850,132
                                                                                       ------------  -------------   ------------

 Japan - 6.8%
 Bank of Tokyo - Mitsubishi                                     15,250        15,250                      310,951        310,951
 FCC Company Limited                                             8,000         8,000                      235,542        235,542
 H.I.S. Company Limited                                          3,300         3,300                      175,180        175,180
 Honda Motor Company, Ltd.                                      15,000        15,000                      358,587        358,587
 Meitec Corp.                                                    5,000         5,000                      102,830        102,830
 Mitsui O.S.K. Lines*                                           33,000        33,000                       92,231         92,231
 Oiles Corp.                                                    14,400        14,400                      485,990        485,990
 Paramount Bed                                                  10,000        10,000                      690,807        690,807
 Rohm Company                                                    7,000         7,000                      415,275        415,275
                                                                                       ------------  -------------   ------------
                                                                                                --      2,867,393      2,867,393
                                                                                       ------------  -------------   ------------

 Malaysia - 3.8%
 ACP Industries                                                 54,000        54,000                      354,799        354,799
 Commerce Asset Holdings Bhd                                    40,000        40,000                      261,231        261,231
 Cycle & Carriage Ltd.                                          30,000        30,000                      173,363        173,363
 Ekran Berhad                                                   65,000        65,000                      272,709        272,709
 Road Builder (m) Holding Bhd                                  105,000       105,000                      540,273        540,273
                                                                                       ------------  -------------   ------------
                                                                                                --      1,602,375      1,602,375
                                                                                       ------------  -------------   ------------

 Netherlands - 6.3%
 ABN Amro Holdings NV                                  5,300                   5,300       299,599                       299,599
 Draka Holdings NV                                    10,000                  10,000       330,091                       330,091
 Elsevier NV                                          20,000                  20,000       332,449                       332,449
 IHC Caland NV                                         2,500                   2,500       139,552                       139,552
 Kon PTT Nederland                                     5,000                   5,000       180,961                       180,961
 Royal Dutch Petroleum Company                         3,700                   3,700       611,105                       611,105
 Volker Stevin                                         8,150                   8,150       748,465                       748,465
                                                                                       ------------  -------------   ------------
                                                                                         2,642,222            --       2,642,222
                                                                                       ------------  -------------   ------------

                                                                                       -----------     -----------    -----------


                                                            Shares                                Market Value
                                               ====================================================================================

                                               International     Asia-    Pro Forma    International                     Pro Forma
                                                     Value      Pacific    Combined       Value      Asia - Pacific   Combined
                                               --------------   --------  ------------  ---------------------------  --------------

 New Zealand - 0.6%
 Carter Holt Harvey Limited                                     50,000        50,000                      112,495        112,495
 Telecom Corporation of New Zealand Limited                     25,000        25,000                      130,005        130,005
                                                                                       ------------  -------------   ------------
                                                                                               --         242,500        242,500
                                                                                       ------------  -------------   ------------

 Philippines - 4.1%
 DMCI Holdings, Inc.*                                          600,000       600,000                      433,625        433,625
 House of Investments Inc.                                   1,200,000     1,200,000                      168,885        168,885
 Ionics Circuit Inc.*                                          300,000       300,000                      193,990        193,990
 Universal Rightfield Properties Holding Inc.*               5,500,000     5,500,000                      543,933        543,933
 Universal Robina Corporation                                  460,000       460,000                      209,966        209,966
 Vitarich Corporation*                                       2,015,000     2,015,000                      164,021        164,021
                                                                                       ------------  -------------   ------------
                                                                                               --       1,714,420      1,714,420
                                                                                       ------------  -------------   ------------

 Singapore - 6.2%
 Development Bank of Singapore                                  33,000        33,000                      395,869        395,869
 Clipsal Industries, Ltd.                                      160,000       160,000                      512,000        512,000
 Crompton Greaves Ltd.*                                         41,500        41,500                      186,542        186,542
 Elec & Eltek International Company Ltd.                       220,000       220,000                      664,400        664,400
 GPE Industries Limited                                        953,000       953,000                      481,265        481,265
 United Overseas Bank Ltd.                                      40,000        40,000                      388,984        388,984
                                                                                       ------------  -------------   ------------
                                                                                               --       2,629,060      2,629,060
                                                                                       ------------  -------------   ------------

 South Korea - 2.5%
 Samsung Disposal Devices Company                                6,000         6,000                      377,609        377,609
 Samsung Electronic                                              9,420         9,420                      662,393        662,393
                                                                                       ------------  -------------   ------------
                                                                                               --       1,040,002      1,040,002
                                                                                       ------------  -------------   ------------

 Spain - 4.1%
 Aumar - Autopistas del Mare Nostrum SA               28,000                  28,000       399,550                       399,550
 Centros Com Pryca                                     8,220                   8,220       188,834                       188,834
 Const. Y Aux Ferr                                     8,400                   8,400       329,299                       329,299
 Europistas CE SA                                     47,000                  47,000       399,824                       399,824
 Gupo Anaya SA                                        15,000                  15,000       296,958                       296,958
 OMSA Alimentacion                                    30,000                  30,000       129,368                       129,368
                                                                                       ------------  -------------   ------------
                                                                                         1,743,833            --       1,743,833
                                                                                       ------------  -------------   ------------

 Thailand - 2.7%
 Krung Thai Bank Public Company Limited                        120,000       120,000                      324,770        324,770
 Siam City Bank Public Company Limited                         300,000       300,000                      344,185        344,185
 Thai Farmers Bank Public Company Limited                       59,000        59,000                      451,265        451,265
 Thai Farmers Bank warrants 9/02*                                  800           800                          784            784
                                                                                       ------------  -------------   ------------
                                                                                               --       1,121,004      1,121,004
                                                                                       ------------  -------------   ------------

 United Kingdom - 7.1%
 British Telecom                                      31,000                  31,000       179,254                       179,254
 Cairn Energy PLC *                                   38,000                  38,000       224,984                       224,984
 Cairn Energy Rights*                                 12,666                  12,666           412                           412
 Glaxo Wellcome                                       14,000                  14,000       219,746                       219,746
 Hardy Oil & Gas PLC                                  80,000                  80,000       345,478                       345,478
 Hays PLC                                             10,000                  10,000        83,767                        83,767
 Jarvis PLC*                                         150,000                 150,000       280,579                       280,579
 Linx Printing Tech                                  100,000                 100,000       182,173                       182,173
 SEMA Group                                           59,090                  59,090       856,363                       856,363
 Shanks & McEwan GP                                  200,000                 200,000       374,106                       374,106
 Williams Holdings                                    40,000                  40,000       236,174                       236,174
                                                                                       ------------    -----------   ------------
                                                                                         2,983,036             --      2,983,036
                                                                                       -----------     -----------    -----------
 Total Common Stocks and Warrants (Cost $31,937,023 )                                   15,869,223      16,751,765    32,620,988
                                                                                       -----------     -----------    -----------


                                                             Number of contracts                    Market Value
                                                    ==================================  ===========================================

                                                                    Asia-    Pro Forma                   Asia-         Pro Forma
                                                    International  Pacific   Combined  International    Pacific        Combined
 Foreign Currency Options - 0.0%
 Put 250 French Franc                                          10                 10          400                               400
      December 96 18.00
 Put 250 German Mark                                           22                 22       14,988                            14,988
                                                                                        ----------      ---------       ------------
      December 96 67.00
 Total Foreign Currency Options                                                            15,388            --              15,388
                                                                                        ----------      ---------       ------------

                                                                Principal Amount                        Market Value
                                                    =================================    ===========================================

                                                                   Asia-    Pro Forma                                    Pro Forma
                                                    International  Pacific   Combined  International   Asia-Pacific       Combined
 Short-Term Investments - 22.3%
 Repurchase Agreement with State Street
   Bank & Trust Company,4.0%, dated 10/31/96,
   due 11/01/96, collateralized by U.S. Treasury
   Notes valued at $1,454,048.  Repurchase
   proceeds of $1,419,158 (Cost $ 1,419,000)                       $1,419,00                           1,419,000         1,419,000
 Repurchase Agreement with State Street
   Bank & Trust Company,4.0%, dated 10/31/96,
   due 11/01/96, collateralized by U.S. Treasury
   Notes valued at $2,084,656.  Repurchase             $2,042,000                        2,042,000                       2,042,000
   proceeds of $2,042,227. (Cost $2,042,000)
 U.S. Treasury Bills, 5.30%, 1/23/97                    3,000,000                        2,965,278                       2,965,278
 U.S. Treasury Bills, 5.06%, 2/20/97                    3,000,000                        2,953,750                       2,953,750
                                                                                       ------------   ------------     ------------
 Total Short-Term Investments (Cost $9,377,603)                                          7,961,028      1,419,000        9,380,028
                                                                                       ------------   ------------     ------------

 Total Investments (Cost $41,340,209 ) - 99.9%                                          23,845,639     18,170,765       42,016,404

 Other Assets & Liabilities, Net - 0.1%                                                     86,695        (33,107)          53,588

                                                                                       ============   ============     ============

 Total Net Assets - 100.0%                                                             $23,932,334    $18,137,658      $42,069,992
                                                                                       ============   ============     ============

 * non-income producing security

                                                    See Notes to Pro Forma Financial Statements.

                    The Tocqueville International Value Fund
                  Pro Forma Statement of Assets and Liabilities
                             As of October 31, 1996
                                   (unaudited)

                                                  International                      Pro Forma         Note   Pro Forma
                                                      Value       Asia - Pacific     Adjustments        Ref.   Combined
                                                 ==============   ================ ================= ========= ============
Assets
Investments, at value*                            23,845,639       18,170,765                                   42,016,404
Foreign currency**                                         0            2,528                                        2,528
Cash                                                     686              274                                          960
Receivable for investments sold                      150,511                0                                      150,511
Dividends, interest & other receivable                85,592           16,741                                      102,333
Other assets                                          16,409              119                                       16,528
                                                 ------------     ------------                                -------------
                                                  24,098,837       18,190,427                                   42,289,264
                                                 ------------     ------------                                -------------

Liabilities
Payable for investments purchased                     99,561                0                                       99,561
Accrued distribution fee                               4,995            3,915                                        8,910
Accrued expenses and other liabilities                61,947           48,854                                      110,801
                                                 ------------     ------------                                -------------
                                                                  ------------
                                                     166,503           52,769                                      219,272
                                                 ------------     ------------                                -------------
Net Assets                                        23,932,334       18,137,658                                   42,069,992
                                                 ============     ============                                =============

Net assets consisted of:
Paid in capital                                   20,962,113       19,588,802                                   40,550,915
Undistributed net investment income                  242,163                0                                      242,163
Accumulated net realized gain (loss)               1,013,931         (413,294)                                     600,637
Net unrealized appreciation (depreciation)         1,714,127       (1,037,850)                                     676,277
                                                 ------------     ------------                                -------------

       Net assets                                 23,932,334       18,137,658                                   42,069,992
                                                 ============     ============                                =============

Shares outstanding (unlimited shares of
     $0.01 par value authorized)                   1,903,992        1,997,849      1,442,932     3f              3,346,924
Net asset value and redemption price per share         12.57             9.08                                        12.57
                                                 ============     ============     ==============             =============

*      Cost of investments                        22,131,708       19,208,501
**     Cost of foreign currency                            0            2,528

                                                                  See Notes to Pro Forma Financial Statements.

                    The Tocqueville International Value Fund
                        Pro Forma Statement of Operations
                           Year Ended October 31, 1996
                                   (unaudited)

                                                     International                          Pro Forma       Pro Forma
                                                        Value             Asia - Pacific    Adjustments       Combined
                                                     ==============       ==============    ==========    =============
                                                                                             (Note 3)
Investment Income:
Dividends*                                                421,555                176,468                     598,023
Interest                                                  151,909                 89,292                     241,201
                                                       -----------       ----------------   -----------   -----------
                                                          573,464                265,760                     839,224
                                                       -----------       ----------------   -----------   -----------
Expenses:
Investment adviser's fee                                  167,277                103,394                     270,671
Custodian and fund accounting                              78,690                 84,180       (52,500) 3a   110,370
Transfer agent and shareholder services                    31,110                 31,110       (18,000) 3b    44,220
Professional fees                                          49,825                 53,545       (18,000) 3c    85,370
Distribution                                               41,820                 25,850                      67,670
Administration fee                                         25,092                 15,509                      40,601
Printing                                                    3,660                  3,660                       7,320
Registration                                               12,810                 12,810                      25,620
Trustee fee                                                 1,830                  1,830                       3,660
Fidelity bond                                               1,830                  1,830                       3,660
Amortization of organization costs                          5,375                  2,804       ( 2,804) 3d     5,375
Other                                                       3,660                  3,660                       7,320
                                                       -----------       ----------------   -----------   -----------
     Total expenses                                       422,979                340,182       (91,304)      671,857
         Less:  Fees waived                               (91,678)               (68,727)       29,890  3e  (130,515)
                                                       -----------       ----------------   -----------   -----------
         Net expenses                                     331,301                271,455       (61,414)      541,342
                                                       -----------       ----------------   -----------   -----------
                                                                                                                   0
Net investment income (loss)                              242,163                 (5,695)       61,414       297,882
                                                       -----------       ----------------   -----------   -----------

Realized and Unrealized Gain (Loss):

         Net realized gain (loss):
            Investments                                 1,116,998                (61,664)                  1,055,334
            Foreign currency translation                 (111,649)               (27,035)                   (138,684)
         Net change in unrealized appreciation
            (depreciation)                              1,432,158               (996,841)                    435,317
                                                       -----------       ----------------   -----------   -----------

            Net gain(loss)                              2,437,507             (1,085,540)                  1,351,967
                                                       -----------       ----------------   -----------   -----------

Net Increase (decrease) in Net Assets
  Resulting from Operations                             2,679,670             (1,091,235)       61,414     1,649,849
                                                       ===========       ================   ===========   ===========

*    Net of Foreign Taxes Withheld                         73,945                 19,839

                                                     See Notes to Pro Forma Financial Statements.

1.    BASIS OF PRESENTATION

(a) The pro forma financial statements give effect to the proposed combination of The Tocqueville International Value Fund (TIVF) formerly The Tocqueville Europe Fund and The Tocqueville Asia-Pacific Fund (TAPF), pursuant to a Plan of Reorganization, under which all the assets of TAPF will be transferred to TIVF in exchange solely for TIVF shares and the assumption of all the liabilities of TAPF as of the "closing date".

The Reorganization will be accounted for as a tax free business combination. In accordance with the method of accounting for such combinations of investment companies, the historical cost basis of the investment securities acquired from TAPF will be carried forward to TIVF, and the statements of operations, changes in net assets and the financial highlights are not restated. The number of TIVF shares to be issued in the combination will be determined by dividing the value of the total net assets of TAPF on the closing date by the net asset value per share of TIVF.

(b) The pro forma statement of operations excludes by adjustment certain expenses which would have been eliminated upon the effectiveness of the proposed combination; and reflects adjustment for expense waiver and/or reimbursement provisions effective following the Reorganization. The pro forma statement of operations does not necessarily reflect the result of operations as they would have been had TIVF and TAPF constituted a singe entity during the 12 months ended October 31, 1996.

(c) The pro forma portfolio of investments, the pro forma statement of operations and the pro forma statement of assets and liabilities should be read in conjunction with the historical financial statements of TIVF and TAPF.

2.     SIGNIFICANT ACCOUNTING POLICIES

(a) SECURITY VALUATION - Investments in securities, including foreign securities, traded on an exchange or quoted on the over-the-counter market are valued at the last sale price or, if no sale occurred during the day, at the mean between closing bid and asked prices, as last reported by a pricing service approved by the Trustees. When market quotations are not readily available, or when restricted securities or other assets are being valued, such assets are valued at fair value as determined in good faith by or under procedures established by the Trustees. Short-term investments are stated at cost which, together with accrued interest, approximates market value.

(b) FEDERAL INCOME TAX - It is the Trust's policy to comply with the provisions of the Internal Revenue Code ("Code") applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. It is also the Trust's intention to distribute amounts sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no federal income or excise tax provision is required.

(c) FOREIGN CURRENCY TRANSLATION - Investments and other assets and liabilities in foreign currencies are translated to U.S. dollars at the prevailing rates of exchange. The Tocqueville Asia-Pacific Fund and The Tocqueville International Value Fund are engaged in transactions in securities denominated in foreign currencies and, as a result, enter into foreign exchange contracts. The Tocqueville Asia-Pacific Fund and The Tocqueville International Value Fund are exposed to additional market risk as a result of changes in the value of the underlying currency in relation to the U.S. dollar. The value of the foreign currency contracts are "marked to market" on a daily basis, which reflects the changes in the market value of the contract at the close of each day's trading, resulting in daily unrealized gains and/or losses. When the contracts are closed, the Fund recognizes a realized gain or loss.

The Funds do not isolate that portion of results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the differences between the amounts of dividends, interest and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains or losses arise from changes in the value of assets and liabilities other than investments in securities at the end of the fiscal period, resulting from changes in the exchange rates.

(d) USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

(e) OTHER - Investment and shareowner transactions are recorded no later than the first business day after the trade date. Dividend income is recognized on the ex-dividend date or at the time the Fund becomes aware. Interest income is recognized on the accrual basis and market discount is accounted for on a straight-line basis from settlement date. The Trust uses the first-in, first-out method for determining realized gain or loss on investments sold for both financial reporting and federal tax purposes. Distributions to shareholders are recorded on the ex-dividend date. Expenses incurred by the Trust not specifically identified to a Fund are allocated on a basis relative to the size of each fund's daily net asset value. It is the trust's policy to take possession of securities as collateral under repurchase agreements and to determine on a daily basis that the value of such securities are sufficient to cover the value of the repurchase agreements.

3.  DETAILS OF PROFORMA ADJUSTMENTS

(a) CUSTODIAN AND FUND ACCOUNTING - Elimination of duplicative costs.

(b) TRANSFER AGENT AND SHAREHOLDER SERVICES - Elimination of duplicative costs.

(c) PROFESSIONAL FEES - Elimination of duplicative costs.

(d) AMORTIZATION OF ORGANIZATION COSTS - Elimination of Amortization of Organization Costs of TAPF which will be fully amortized prior to the Reorganization

(e) FEES WAIVED - To reflect a pro forma expense ratio of 2% of average net assets, as provided in the Merger Agreement.

(f) SHARES OUTSTANDING - Shares of TIVF to be issued in exchange for the net assets of TAPF.

4. CAPITAL LOSS CARRYFORWARD - Included in the pro forma combined financial statements as of October 31, 1996 are tax basis capital losses of TAPF of approximately $410,000 which are available to offset future capital gains of TIVF through October 31, 2004.